Exhibit 10.1

CONFORMIS, INC.
SECOND AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Second Amendment”) is entered into and effective as of July 31, 2018 (the “Effective Date of the Second Amendment”) by and between Conformis, Inc. (previously known as ConforMIS, Inc.), a Delaware corporation (the “Company”), and Mark A. Augusti (the “Executive”) and amends that certain letter agreement of employment dated October 19, 2016, as amended and restated effective December 2, 2016 and as amended by a first amendment effective August 1, 2017 (collectively the “Agreement”).
WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein,
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.All capitalized terms used and not otherwise defined in this Second Amendment shall have the same meanings ascribed to them in the Agreement.
2.Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following:
11. Vacation Time: You will be entitled to accrue the amount of Paid Time Off (“PTO”) per year generally available to senior officers of the Company, but in any event not less than five (5) weeks during each calendar year, prorated from the Effective Date. Accrual and use of PTO is governed by the Company’s PTO Policy, including any limits on the maximum number of PTO hours that may be accrued in any calendar year or carried over from one calendar year to the next, which, as of the Effective Date of the Second Amendment, is a maximum of 200 hours of accrued PTO in any calendar year and no more than 80 hours of PTO carried over from one calendar year to the next calendar year.
3.Section 13 of the Agreement is hereby deleted in its entirety and replaced with the following:

13.
Severance Benefits: Notwithstanding the foregoing, in the event that the Company terminates your employment without “Cause” or you resign from employment with “Good Reason” (each term as defined below and in either case a “Qualifying Termination”), you will be eligible for the benefits outlined in sub-sections A, B, or C (the “Severance Benefits”), subject to the terms set forth in this letter agreement:

A.
If a Qualifying Termination occurs (x) prior to three (3) months before or (y) more than twenty-four (24) months following, a Change in Control Transaction (as defined below), and the Qualifying Termination occurs prior to the two-year anniversary of the Effective Date: (i) The Company will provide you with severance pay in the form of continuation of your base salary for a total of eighteen (18) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date (as defined below); (ii) the Company will pay to you (a) the bonus accrued by the Company for you for the calendar year that is prior to the year in which the Qualifying Termination occurs, provided the Company has not already paid you a Target Bonus (or other annual bonus) for the prior year, and (b) an amount equal to 1.5 times a bonus of seventy-five percent (75%) of your base salary for the calendar year in which the Qualifying Termination occurs; and (iii) subject to the terms and conditions provided for in COBRA, and subject to your timely election of COBRA, the Company shall pay the premium payments for you and your eligible dependents for group health and dental insurance after the date on which your employment terminates through (1) the end of the period during which you are receiving base salary continuation, or (2) the date you become employed with benefits substantially comparable to the benefits provided under the corresponding Company plan, or (3) the date you become ineligible for COBRA benefits (the “COBRA Period”); provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Internal Revenue Code of 1986, as amended (the “Code”) and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code; and (iv) the vesting of your then outstanding unvested equity grants, if any, shall be accelerated in a number of shares that would have become vested had you continued as an employee of the Company for eighteen (18) months following a Qualifying Termination. You shall be responsible for the entire COBRA premium should you elect to maintain this coverage after the earlier of the dates specified in Sections 13.A.iii(1)-(3) above.

B.
If a Qualifying Termination occurs (x) prior to three (3) months before or (y) more than twenty-four (24) months following, a Change in Control Transaction, and the Qualifying Termination occurs on or after the two-year anniversary of the Effective Date: (i) The Company will provide you with severance pay in the form of continuation of your base salary for a total of twelve (12) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date; (ii) the Company will pay to you (a) the bonus accrued by the Company for you for the calendar year that is prior to the year in which the Qualifying Termination occurs, provided the Company has not already paid you a Target Bonus (or other annual bonus) for the prior year, and (b) a bonus of seventy-five percent (75%) of your base salary for the calendar year in which the Qualifying Termination occurs; and (iii) you will be eligible for the same COBRA premium assistance as set forth in Section 13.A.iii above, subject to the same terms, conditions, and limitations as described therein; and (iv) the vesting of your then outstanding unvested equity grants, if any, shall be accelerated in a number of shares that would have become vested had you continued as an employee of the Company for twelve (12) months following a Qualifying Termination.

C.
If a Qualifying Termination occurs within three (3) months prior or twenty-four (24) months following a Change in Control Transaction, and regardless of whether the Qualifying Termination occurs prior to, on, or after the two-year anniversary of the Effective Date: (i) The Company will provide you with severance pay in the form of continuation of your base salary for a total of eighteen (18) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date; (ii) the Company will pay to you the greater of (a) the bonus accrued by the Company for you for the calendar year that is prior to the year in which the Qualifying Termination occurs, provided the Company has not already paid you a Target Bonus (or other annual bonus) for the prior year, and a bonus of seventy-five percent (75%) of your base salary for the calendar year in which the Qualifying termination occurs and (b) an amount equal to 1.5 times the Target Bonus, to be paid in one lump sum on the Company’s first regular payroll date that occurs after the Payment Date; (iii) you will be eligible for the same COBRA premium assistance as set forth in Section 13.A.iii above, subject to the same terms, conditions, and limitations as described therein; and (iv) the vesting of 100% of your then outstanding unvested equity grants shall be accelerated, such that all unvested equity grants vest and become fully exercisable or non-forfeitable as of the date your employment terminates.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following your termination date other than as set forth in this Section. For the sake of clarity, it shall not be a “Qualifying Termination” if your employment terminates because of your death or due to your Disability (as defined below).

D.	The Severance Benefits will be subject to the following terms and conditions:

i.	Solely for purposes of Section 409A of the Code, each salary continuation payment is considered a separate payment.

ii.
Any severance or other benefits under this letter agreement will begin only upon the date of your “separation from service” (as defined under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h)) which occurs on or after the date of termination of the employment. To the extent that the termination of your employment does not constitute a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company, or any of its parents, subsidiaries or affiliates, at the time your employment terminates), any severance benefits payable that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any severance benefits payable hereunder that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) the date of your death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date your separation from service becomes effective, and (B) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date as described above. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this letter agreement is determined to constitute deferred compensation subject to Section 409A of the Code, but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

iii.
The Company’s obligation to provide the Severance Benefits will be contingent upon your entering into and complying with a separation and release of claims agreement in a form to be provided by the Company (which will include a release of all releasable claims and non-disparagement and cooperation obligations) (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following your termination of employment. The Severance Benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the date on which your employment terminates, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year. In addition, to remain eligible for the Severance Benefits you must comply with all post-employment obligations, including those in the Restrictive Covenant Agreement that you shall sign as a condition of employment.

iv.
The Company’s obligations to pay or provide the Severance Benefits will be contingent upon your having tendered your resignation from the Board and all offices you hold in the Company (and any other boards on which you serve or offices that you hold at the request of the Company), effective as of the date of termination.

v.
You agree to give prompt written notice of any subsequent employment you obtain during the COBRA Period that results in your eligibility for comparable medical and dental benefits. If the Company makes any overpayment of COBRA premium amounts, you agree to promptly return any such overpayment to the Company. The foregoing shall not create any obligation on your part to seek reemployment after the date of termination of your employment.

4.Section 14 of the Agreement is hereby deleted in its entirety and replaced with the following:

14.
Benefits in the Event of a Termination that is Not a Qualifying Termination: In the event of any termination of your employment that is not a Qualifying Termination, including without limitation, your termination by the Company for Cause, your resignation without Good reason, or termination due to your death or Disability, the Company’s obligations under this letter agreement shall immediately cease and you shall be entitled only to the Accrued Compensation (as defined below). You shall not be entitled to any other compensation or consideration, including any bonus not yet awarded for which you may have been eligible had your employment not ended. However, in the event your employment terminates due to your death or Disability (i) the vesting of your then outstanding unvested equity grants, if any, shall be accelerated in a number of shares that would have become vested had you continued as an employee of the Company for twelve (12) months following your death or disability; and (ii), provided such termination occurs between the end of a calendar year and the Bonus Payment Date, you (or your estate, as applicable) will be paid any bonus you would have received for the prior calendar year had you remained employed by the Company on the Bonus Payment Date (any such bonus to be paid on the Bonus Payment Date). In addition, in the event your employment terminates due to your death, the Company will provide you with severance pay in the form of continuation of your base salary for a total of twelve (12) months, such amount to be paid in accordance with the Company’s then current payroll practices, except as otherwise specified in this letter agreement, beginning on the Company’s first regular payroll date that occurs after the Payment Date.

15.All terms and conditions of the Agreement not expressly amended by this Second Amendment remain in full force and effect.
16.This Second Amendment may be executed in one or more counterparts, and by facsimile or scanned and electronically mailed or otherwise electronically transferred signatures, each of which shall be an original document, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive hereby indicate their acceptance of the terms of this Second Amendment by the signatures of their authorized representatives below.

Company:
/s/ Kenneth P. Fallon, III
Kenneth P. Fallon, III, Chairman

Executive:
/s/ Mark A. Augusti
Mark A. Augusti